Exhibit 99.1

Contact:
Meredith Bandy	980.999.5168

Albemarle Reports Second Quarter Results

CHARLOTTE, N.C. - Aug. 5, 2020 - Albemarle Corporation (NYSE: ALB) today announced its results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights
(Unless otherwise stated, all percent changes are based on year-over-year comparisons)
•Net income of $86 million, or $0.80 per diluted share; Adjusted diluted EPS of $0.86
•Net sales of $764 million decreased by 14%, in-line with Q2 2020 outlook
•Adjusted EBITDA of $185 million decreased by 29%, in-line with Q2 2020 outlook
•Our plants continue to operate without material impact from the COVID-19 pandemic
•Maintained our quarterly dividend of $0.385 per share, an increase of approximately 5% over the quarterly dividend paid in 2019
•Continued actions to bolster our balance sheet and enhance financial flexibility include the previously announced covenant amendment
•Cost savings initiatives remain on track: realization of between $50 and $70 million of sustainable cost savings in 2020; implementation of short-term cash management actions to save between $25 and $40 million per quarter; and deferral of 2020 capital spending by about $150 million from plan

“We are pleased that our net sales and adjusted EBITDA were at the upper range of our outlook this quarter. These results are due in no small part to the diligence of our global teams who continue to operate our businesses safely and efficiently,” said Albemarle CEO Kent Masters. “We remain confident that we have the right strategy in place to deliver value to our stakeholders by investing in and growing our Lithium business. While our strategy has not materially changed, the environment in which we operate has changed dramatically. Our response must be to focus on operational discipline in terms of manufacturing, business, and capital project excellence.”

Outlook

Albemarle anticipates that its third quarter 2020 performance will be lower year-over-year based on reduced global economic activity due to the global pandemic. As previously disclosed, we have withdrawn full-year 2020 outlook given the uncertainty around the duration and economic impact of the pandemic. We intend to reintroduce our full-year outlook as the situation allows. In an effort to help investors better understand our business, we have temporarily introduced a quarterly outlook.

Q3 2020 Outlook
Net sales	$700 - $775 million
Adjusted EBITDA	$140 - $190 million

COVID-19 Response

Albemarle’s cross-functional Global Response Team continues to meet weekly to assess the situation and take necessary actions to address employee health and safety and operational challenges. Protocols including restricted travel, shift adjustments, increased hygiene, and social distancing for the essential workers at our plants remain in place at all locations. In some regions, including China, Australia, and Europe, our employees have returned to work. Other regions, including most of North and South America, remain on work-from-home protocols for non-essential personnel.

Second Quarter Results

In millions, except per share amounts	Q2 2020	Q2 2019	$ Change	% Change
Net sales	$764.0	$885.1	$(121.0)	(13.7)%
Net income attributable to Albemarle Corporation	$85.6	$154.2	$(68.6)	(44.5)%
Adjusted EBITDA(a)	$185.2	$261.9	$(76.7)	(29.3)%
Diluted earnings per share	$0.80	$1.45	$(0.65)	(44.8)%
Non-operating pension and OPEB items(a)	(0.02)	(0.01)
Non-recurring and other unusual items(a)	0.07	0.10
Adjusted diluted earnings per share(b)	$0.86	$1.55	$(0.69)	(44.5)%

(a) See Non-GAAP Reconciliations for further details.
(b) Totals may not add due to rounding.

Net sales of $764.0 million decreased by $121.0 million compared to the prior year quarter, primarily driven by the Catalysts and Lithium business segments as discussed below.

Adjusted EBITDA of $185.2 million decreased by $76.7 million from the prior year quarter due to lower net sales, which were partially offset by productivity and cost improvements. Similarly, net income attributable to Albemarle of $85.6 million decreased by $68.6 million from the prior year. Corporate costs including SG&A were down compared to the prior year period as a result of cost savings initiatives.

The effective income tax rate for Q2 2020 was 17.5% compared to 18.2% in the same period in 2019. The difference is largely due to a change in the geographic mix of earnings. On an adjusted basis, the effective income tax rates were 18.9% and 18.4% for the second quarter of 2020 and 2019, respectively.

Business Segment Results

Lithium

In millions	Q2 2020	Q2 2019	$ Change	% Change
Net Sales	$283.7	$324.8	$(41.0)	(12.6)%
Adjusted EBITDA	$94.5	$141.8	$(47.2)	(33.3)%

Lithium net sales of $283.7 million declined $41.0 million primarily due to lower market and contract pricing. Lower contract pricing reflects 2020 battery-grade price adjustments that were agreed to in late 2019. Adjusted EBITDA of $94.5 million declined by $47.2 million primarily due to reduced net sales as well as reduced Talison equity income. The decline was partially offset by cost savings initiatives and efficiency improvements.

Current Trends: We expect the impact of low OEM automotive production to be felt more acutely in Q3 2020. At the same time, we are seeing impacts of lower market prices, higher inventory in the battery channel, and reduced demand in the glass and ceramics markets. As a result, we expect Q3 2020 EBITDA to be down about 10% to 20% compared to Q2 2020.

Bromine Specialties

In millions	Q2 2020	Q2 2019	$ Change	% Change
Net Sales	$232.8	$255.4	$(22.7)	(8.9)%
Adjusted EBITDA	$73.0	$81.3	$(8.3)	(10.2)%

Bromine net sales of $232.8 million declined $22.7 million primarily due to lower volumes driven by COVID-19 related impacts. Adjusted EBITDA of $73.0 million declined $8.3 million due to lower net sales, which were partially offset by cost savings initiatives.

Current Trends: Third quarter 2020 EBITDA is expected to be similar to Q2 2020. Due to our position in the supply chain, the impact of COVID-19 related weakness began in Q2 2020 and is expected to continue into Q3 2020. Strong demand for surfactants and stabilization in building and construction helps offset weakness in other end use markets.

Catalysts

In millions	Q2 2020	Q2 2019	$ Change	% Change
Net Sales	$197.1	$266.3	$(69.2)	(26.0)%
Adjusted EBITDA	$22.8	$66.9	$(44.1)	(65.9)%

Catalysts net sales of $197.1 million declined $69.2 million due primarily to lower volumes. Fluid Catalytic Cracking (FCC) volume was down primarily from lower transportation fuel consumption as a result of stay-at-home orders and travel restrictions. Hydroprocessing Catalysts (HPC) volumes were also down due to normal lumpiness of shipments and some softness related to lower oil prices and reduced fuel demand. Adjusted EBITDA of $22.8 million declined $44.1 million as a result of lower net sales and a net $12 million correction of out-of-period errors regarding inventory values and freight accruals. The errors primarily relate to Q1 2020 results (see note to the income statement). Adjusted EBITDA was favorably impacted by cost savings initiatives and efficiency improvements.

Current Trends: We expect FCC demand to partially recover in H2 2020 as travel begins to increase and global gasoline inventories deplete. Conversely, we expect that HPC will be negatively impacted in H2 2020 as refiners defer spending into 2021 and 2022. As a result, Q3 2020 EBITDA is expected to remain down about 50% to 60% from prior year.

All Other

In millions	Q2 2020	Q2 2019	$ Change	% Change
Net Sales	$50.5	$38.6	$11.9	31.0%
Adjusted EBITDA	$18.6	$11.2	$7.4	65.5%

Other operations represents our Fine Chemistry Services (FCS) business. FCS net sales of $50.5 million increased $11.9 million and adjusted EBITDA of $18.6 million increased $7.4 million. The FCS business tends to be contract driven. Recent contracts include life sciences products which are typically anti-cyclical.

Balance Sheet and Liquidity

As of June 30, 2020, Albemarle had estimated liquidity of over $1.5 billion, including $737 million of cash and equivalents, $550 million remaining under our $1 billion revolver, and $220 million on other available credit lines. Total debt was $3.5 billion, representing net debt to adjusted EBITDA of approximately 3.2 times.

As previously disclosed, we recently negotiated a covenant amendment to ensure ongoing financial flexibility. The revised covenant is based on net debt to adjusted EBITDA, with a maximum ratio of 4.5 times for the third quarter 2020 through third quarter 2021, decreasing to 4.0 times in the fourth quarter of 2021, and 3.5 times thereafter.

Cash Flow and Capital Deployment

Cash from operations for the six months ended June 30, 2020, of $207.9 million, increased $8.6 million versus the prior year as reduced working capital outflows in 2020 offset lower earnings. Capital expenditures of $419.0 million were in-line with the prior year as progress continued on our Lithium expansion projects.

Our primary capital allocation priorities are to maintain our investment grade rating and our quarterly dividend while preserving our long-term growth profile.

In order to preserve cash and align with the current economic environment, we have accelerated our previously announced cost savings initiatives, implemented short-term cash management tactics, and delayed capital expenditures. We continue to anticipate realizing $50 to $70 million of sustainable cost savings in 2020. Expected full-year 2020 capital spending remains approximately $850 to $950 million.

In May, the board declared a quarterly dividend of $0.385 per share, an increase of approximately 5% over the quarterly dividend paid in 2019. We expect 2020 to be our 26th consecutive year of dividend increase, and the company remains committed to shareholder returns.

Our share repurchase authorization remains in place; however, there are no near-term plans to execute share buybacks. Divestiture activity is ongoing but has been slowed as travel restrictions have delayed due diligence processes.

Earnings Call

Date:	Thursday, August 6, 2020
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	3673986

The Company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$764,049	$885,052	$1,502,894	$1,717,116
Cost of goods sold[1]	530,690	559,138	1,027,517	1,107,716
Gross profit	233,359	325,914	475,377	609,400
Selling, general and administrative expenses	106,949	126,715	208,826	240,070
Research and development expenses	14,210	13,462	30,307	28,439
Operating profit	112,200	185,737	236,244	340,891
Interest and financing expenses	(17,852)	(11,601)	(34,737)	(24,187)
Other (expenses) income, net	(6,273)	(7,065)	2,041	4,226
Income before income taxes and equity in net income of unconsolidated investments	88,075	167,071	203,548	320,930
Income tax expense	15,431	30,411	33,873	67,925
Income before equity in net income of unconsolidated investments	72,644	136,660	169,675	253,005
Equity in net income of unconsolidated investments (net of tax)	31,114	38,310	57,718	73,491
Net income	103,758	174,970	227,393	326,496
Net income attributable to noncontrolling interests	(18,134)	(20,772)	(34,565)	(38,729)
Net income attributable to Albemarle Corporation	$85,624	$154,198	$192,828	$287,767
Basic earnings per share	$0.81	$1.46	$1.81	$2.72
Diluted earnings per share	$0.80	$1.45	$1.81	$2.71

Weighted-average common shares outstanding – basic	106,329	105,961	106,278	105,880
Weighted-average common shares outstanding – diluted	106,535	106,316	106,524	106,336

1 Cost of goods sold for the three-month period ended June 30, 2020 includes a net expense of $9.8 million for the correction of out-of-period errors regarding understated cost of goods sold for inventory values within the Catalysts segment and overstated freight accruals primarily within the Lithium and Catalysts segments.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$736,696	$613,110
Trade accounts receivable	517,626	612,651
Other accounts receivable	76,957	67,551
Inventories	851,256	768,984
Other current assets	109,874	162,813
Total current assets	2,292,409	2,225,109
Property, plant and equipment	7,138,969	6,817,843
Less accumulated depreciation and amortization	2,002,612	1,908,370
Net property, plant and equipment	5,136,357	4,909,473
Investments	614,145	579,813
Other assets	213,223	213,061
Goodwill	1,571,280	1,578,785
Other intangibles, net of amortization	342,839	354,622
Total assets	$10,170,253	$9,860,863
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$523,160	$574,138
Accrued expenses	399,456	553,160
Current portion of long-term debt	406,201	187,336
Dividends payable	40,728	38,764
Current operating lease liability	21,808	23,137
Income taxes payable	29,450	32,461
Total current liabilities	1,420,803	1,408,996
Long-term debt	3,132,191	2,862,921
Postretirement benefits	50,362	50,899
Pension benefits	284,480	292,073
Other noncurrent liabilities	670,001	754,536
Deferred income taxes	406,255	397,858
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,064	1,061
Additional paid-in capital	1,400,105	1,383,446
Accumulated other comprehensive loss	(431,131)	(395,735)
Retained earnings	3,054,434	2,943,478
Total Albemarle Corporation shareholders’ equity	4,024,472	3,932,250
Noncontrolling interests	181,689	161,330
Total equity	4,206,161	4,093,580
Total liabilities and equity	$10,170,253	$9,860,863

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash and cash equivalents at beginning of year	$613,110	$555,320
Cash flows from operating activities:
Net income	227,393	326,496
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	111,535	102,231
Gain on sale of property	—	(11,079)
Stock-based compensation and other	9,765	10,136
Equity in net income of unconsolidated investments (net of tax)	(57,718)	(73,491)
Dividends received from unconsolidated investments and nonmarketable securities	12,984	60,291
Pension and postretirement (benefit) expense	(3,312)	1,055
Pension and postretirement contributions	(6,692)	(7,778)
Unrealized gain on investments in marketable securities	(1,278)	(577)
Deferred income taxes	8,990	3,570
Working capital changes	(156,579)	(223,238)
Other, net	62,829	11,672
Net cash provided by operating activities	207,917	199,288
Cash flows from investing activities:
Acquisitions, net of cash acquired	(22,572)	—
Capital expenditures	(418,991)	(415,626)
Proceeds from sale of property and equipment	—	10,356
Sales of marketable securities, net	1,496	908
Investments in equity and other corporate investments	(486)	(2,549)
Net cash used in investing activities	(440,553)	(406,911)
Cash flows from financing activities:
Proceeds from borrowings of credit agreements	452,163	—
Other borrowings, net	12,956	183,052
Dividends paid to shareholders	(79,909)	(74,313)
Dividends paid to noncontrolling interests	(14,286)	(38,962)
Proceeds from exercise of stock options	10,809	3,205
Withholding taxes paid on stock-based compensation award distributions	(4,019)	(10,570)
Debt financing costs	(2,669)	—
Other	—	(445)
Net cash provided by financing activities	375,045	61,967
Net effect of foreign exchange on cash and cash equivalents	(18,823)	(11,481)
Increase (decrease) in cash and cash equivalents	123,586	(157,137)
Cash and cash equivalents at end of period	$736,696	$398,183

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales:
Lithium	$283,722	$324,758	$520,540	$616,644
Bromine Specialties	232,779	255,433	464,371	504,485
Catalysts	197,053	266,301	404,260	517,949
All Other	50,495	38,560	113,723	78,038
Total net sales	$764,049	$885,052	$1,502,894	$1,717,116

Adjusted EBITDA:
Lithium	$94,536	$141,779	$173,173	$257,395
Bromine Specialties	73,041	81,332	156,303	159,929
Catalysts	22,777	66,875	70,247	126,946
All Other	18,598	11,240	41,422	18,483
Corporate	(23,759)	(39,326)	(59,587)	(74,986)
Total adjusted EBITDA	$185,193	$261,900	$381,558	$487,767

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except percentages and per share amounts	2020	2019	2020	2019
Net income attributable to Albemarle Corporation	$85,624	$154,198	$192,828	$287,767
Add back:
Non-operating pension and OPEB items (net of tax)	(2,299)	(693)	(4,610)	(1,262)
Non-recurring and other unusual items (net of tax)	7,907	10,754	9,400	8,742
Adjusted net income attributable to Albemarle Corporation	$91,232	$164,259	$197,618	$295,247

Adjusted diluted earnings per share	$0.86	$1.55	$1.86	$2.78

Weighted-average common shares outstanding – diluted	106,535	106,316	106,524	106,336

Net income attributable to Albemarle Corporation	$85,624	$154,198	$192,828	$287,767
Add back:
Interest and financing expenses	17,852	11,601	34,737	24,187
Income tax expense	15,431	30,411	33,873	67,925
Depreciation and amortization	57,841	52,948	111,535	102,231
EBITDA	176,748	249,158	372,973	482,110
Non-operating pension and OPEB items	(2,895)	(676)	(5,803)	(1,259)
Non-recurring and other unusual items	11,340	13,418	14,388	6,916
Adjusted EBITDA	$185,193	$261,900	$381,558	$487,767

Net sales	$764,049	$885,052	$1,502,894	$1,717,116
EBITDA margin	23.1%	28.2%	24.8%	28.1%
Adjusted EBITDA margin	24.2%	29.6%	25.4%	28.4%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended June 30, 2020
Net income (loss) attributable to Albemarle Corporation	$66,038	$60,692	$10,702	$137,432	$16,425	$(68,233)	$85,624	11.2%
Depreciation and amortization	28,498	12,349	12,075	52,922	2,173	2,746	57,841	7.6%
Non-recurring and other unusual items	—	—	—	—	—	11,340	11,340	1.5%
Interest and financing expenses	—	—	—	—	—	17,852	17,852	2.3%
Income tax expense	—	—	—	—	—	15,431	15,431	2.0%
Non-operating pension and OPEB items	—	—	—	—	—	(2,895)	(2,895)	(0.4)%
Adjusted EBITDA	$94,536	$73,041	$22,777	$190,354	$18,598	$(23,759)	$185,193	24.2%

Three months ended June 30, 2019
Net income (loss) attributable to Albemarle Corporation	$117,303	$69,616	$54,124	$241,043	$9,118	$(95,963)	$154,198	17.4%
Depreciation and amortization	24,365	11,716	12,751	48,832	2,122	1,994	52,948	6.0%
Non-recurring and other unusual items	111	—	—	111	—	13,307	13,418	1.5%
Interest and financing expenses	—	—	—	—	—	11,601	11,601	1.3%
Income tax expense	—	—	—	—	—	30,411	30,411	3.5%
Non-operating pension and OPEB items	—	—	—	—	—	(676)	(676)	(0.1)%
Adjusted EBITDA	$141,779	$81,332	$66,875	$289,986	$11,240	$(39,326)	$261,900	29.6%

Six months ended June 30, 2020
Net income (loss) attributable to Albemarle Corporation	$119,278	$132,357	$45,594	$297,229	$37,271	$(141,672)	$192,828	12.8%
Depreciation and amortization	53,895	23,946	24,653	102,494	4,151	4,890	111,535	7.4%
Non-recurring and other unusual items	—	—	—	—	—	14,388	14,388	1.0%
Interest and financing expenses	—	—	—	—	—	34,737	34,737	2.3%
Income tax expense	—	—	—	—	—	33,873	33,873	2.3%
Non-operating pension and OPEB items	—	—	—	—	—	(5,803)	(5,803)	(0.4)%
Adjusted EBITDA	$173,173	$156,303	$70,247	$399,723	$41,422	$(59,587)	$381,558	25.4%

Six months ended June 30, 2019
Net income (loss) attributable to Albemarle Corporation	$210,472	$137,096	$101,983	$449,551	$14,324	$(176,108)	$287,767	16.8%
Depreciation and amortization	46,457	22,833	24,963	94,253	4,159	3,819	102,231	5.9%
Non-recurring and other unusual items	466	—	—	466	—	6,450	6,916	0.4%
Interest and financing expenses	—	—	—	—	—	24,187	24,187	1.4%
Income tax expense	—	—	—	—	—	67,925	67,925	4.0%
Non-operating pension and OPEB items	—	—	—	—	—	(1,259)	(1,259)	(0.1)%
Adjusted EBITDA	$257,395	$159,929	$126,946	$544,270	$18,483	$(74,986)	$487,767	28.4%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest cost	$7,133	$8,769	$14,288	$17,638
Expected return on assets	(10,028)	(9,445)	(20,091)	(18,897)
Total	$(2,895)	$(676)	$(5,803)	$(1,259)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Restructuring and other(1)	$0.04	$0.04	$0.06	$0.05
Acquisition and integration related costs(2)	0.04	0.04	0.06	0.07
Gain on sale of property(3)	—	—	—	(0.08)
Other(4)	(0.01)	0.03	(0.02)	0.02
Discrete tax items(5)	—	(0.01)	(0.01)	0.02
Total non-recurring and other unusual items	$0.07	$0.10	$0.09	$0.08

(1)Severance expenses of $6.7 million ($4.7 million after income taxes, or $0.04 per share) included in Selling, general and administrative expenses for the three months ended June 30, 2020. In addition, we recorded severance expenses in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest for the six months ended June 30, 2020 of $0.7 million, $8.2 million and a $0.3 million gain ($6.2 million after income taxes, or $0.06 per share), respectively. These severance expenses are part of a business reorganization plan, primarily within our Lithium business in Germany, as well in our Bromine Specialties business in 2020. The balance of unpaid severance is recorded in Accrued expenses and is expected to primarily be paid through the first quarter of 2021. During the three and six months ended June 30, 2019, severance expenses of $4.8 million ($4.4 million after income taxes, or $0.04 per share) and $5.3 million ($4.9 million after income taxes, or $0.05 per share), respectively, were recorded in Selling, general and administrative expenses as part of a business reorganization plan primarily in Catalysts, Lithium and Corporate.

(2)Costs related to the acquisition, integration and potential divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and six months ended June 30, 2020 of $5.5 million and $8.4 million ($4.2 million and $6.5 million after income taxes, or $0.04 and $0.06 per share), respectively, and for the three and six months ended June 30, 2019 of $5.0 million and $10.3 million ($3.8 million and $7.9 million after income taxes, or $0.04 and $0.07 per share), respectively.

(3)Included in Other (expenses) income, net, for the six months ended June 30, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(4)Other adjustments for the three months ended June 30, 2020 included amounts recorded in:
•Other (expenses) income, net - $0.9 million ($0.6 million after income taxes, or $0.01 per share) net gain primarily relating to the sale of idle properties in Germany.

Other adjustments for the six months ended June 30, 2020 included amounts recorded in:
•Other (expenses) income, net - $2.7 million gain resulting from the settlement of a legal matter related to a business sold and $0.8 million net gain primarily relating to the sale of idle properties in Germany, partially offset by a $0.8 million loss resulting from the adjustment of indemnifications related to previously disposed businesses.
        After income taxes, this net gain totaled $1.7 million, or $0.02 per share.

Other adjustments for the three months ended June 30, 2019 included amounts recorded in:

•Cost of goods sold - $0.1 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $4.8 million related to severance payments as part of a business reorganization plan and $1.0 million of shortfall contributions for our multiemployer plan financial improvement plan.
•Other (expenses) income, net - $2.5 million of a net loss primarily resulting from the revision of indemnifications related to previously disposed businesses.
        After income taxes, these charges totaled $3.3 million, or $0.03 per share.

Other adjustments for the six months ended June 30, 2019 included amounts recorded in:
•Cost of goods sold - $0.5 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $5.3 million related to severance payments as part of a business reorganization plan and $1.0 million of shortfall contributions for our multiemployer plan financial improvement plan.
•Other (expenses) income, net - $0.9 million of a net loss primarily resulting from the revision of indemnifications and other liabilities related to previously disposed businesses.
After income taxes, these charges totaled $2.0 million or $0.02 per share.

(5) Included in Income tax expense for the three and six months ended June 30, 2020 are discrete net tax benefits of $0.5 million, or less than $0.01 per share, and $1.6 million, or $0.01 per share, respectively. The net benefit for the three months is primarily related to lapses in statute of limitations. The net benefit for the six months is primarily related to excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and six months ended June 30, 2019 are discrete net tax benefits of $0.8 million, or $0.01 per share, and expenses of $2.4 million, or $0.02 per share, respectively. The net benefit for the three months is primarily related to foreign return to accrual adjustments. The net expense for the six months is primarily related to expenses for uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended June 30, 2020
As reported	$88,075	$15,431	17.5%
Non-recurring, other unusual and non-operating pension and OPEB items	8,445	2,837
As adjusted	$96,520	$18,268	18.9%

Three months ended June 30, 2019
As reported	$167,071	$30,411	18.2%
Non-recurring, other unusual and non-operating pension and OPEB items	12,742	2,681
As adjusted	$179,813	$33,092	18.4%

Six months ended June 30, 2020
As reported	$203,548	$33,873	16.6%
Non-recurring, other unusual and non-operating pension and OPEB items	8,906	3,795
As adjusted	$212,454	$37,668	17.7%

Six months ended June 30, 2019
As reported	$320,930	$67,925	21.2%
Non-recurring, other unusual and non-operating pension and OPEB items	5,657	(1,823)
As adjusted	$326,587	$66,102	20.2%